UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2026
SWEETGREEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41069	27-1159215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3102 36th Street Los Angeles, CA	90018
(Address of principal executive offices)	(Zip Code)
(323) 990-7040
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	SG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 27, 2026, each of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Sweetgreen, Inc. (the “Company”) and the independent directors of the Board approved and adopted the Sweetgreen, Inc. Severance Plan (the “Severance Plan”). Under the Severance Plan, certain employees of the Company who are designated by the Board or the Committee as either “Tier I Participants” or “Tier II Participants” (each, a “Covered Employee”) will be eligible to receive certain severance benefits as described in the Severance Plan. Among other eligibility conditions, a Covered Employee must sign and return a participation agreement to be eligible to participate in the Severance Plan. On August 27, 2026, each of the Company’s executive officers entered into a participation agreement under the Severance Plan. The Company’s Chief Executive Officer, Jonathan Neman, and Chief Concept Officer, Nicolas Jammet, have been designated as Tier I Participants and the Company’s Chief Financial Officer, Jamie McConnell, and Chief Operating Officer, Jason Cochran, have been designated as Tier II Participants under the Severance Plan.

Under the terms of the Severance Plan, in the event the Company terminates a Covered Employee’s employment without cause (other than due to death or disability) or the Covered Employee resigns for good reason, in either case during the period beginning on the effective date of a change in control of the Company and ending twelve (12) months following the effective date of such change in control (the “Change in Control Determination Period”), and the Covered Employee timely executes a general release of claims against the Company, the Covered Employee will receive the following severance benefits:

•a lump sum payment equal to one and one-half times annual base salary in the case of a Tier I Participant, or one times annual base salary in the case of a Tier II Participant;

•a lump sum payment equal to the Covered Employee’s pro rata target annual bonus for the year of termination, prorated for the number of days worked during such year;

•payment of COBRA premiums for continued health care coverage for a period of up to eighteen (18) months in the case of a Tier I Participant, or twelve (12) months in the case of a Tier II Participant; and

•full accelerated vesting of outstanding time-vesting equity awards and performance-satisfied equity awards; performance subject awards (i.e., awards with on-going performance-based metrics) will accelerate as set forth in the applicable award agreement, provided that if such awards do not specify the calculation of performance upon a change in control, performance will be deemed achieved at target or (if determinable) the actual level of performance.

In addition, in the event that the Company terminates a Covered Employee’s employment without cause (other than due to death or disability) or the Covered Employee resigns for good reason, in either case other than during a Change in Control Determination Period, and the Covered Employee timely executes a general release of claims against the Company, the Covered Employee will receive the following severance benefits:

•a lump sum payment equal to one times annual base salary in the case of a Tier I Participant, or 0.5 times annual base salary in the case of a Tier II Participant;

•a lump sum payment equal to the Covered Employee’s pro rata target annual cash bonus for the year of termination, prorated for the number of days worked during such year; and

•payment of COBRA premiums for continued health care coverage for a period of up to twelve (12) months in the case of a Tier I Participant, or six (6) months in the case of a Tier II Participant.

Unless otherwise set forth in a Covered Employee’s participation agreement, the Severance Plan supersedes severance provisions in existing employment agreements upon such participation.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
Exhibits

Exhibit No.	Description
10.1	Sweetgreen, Inc. Severance Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWEETGREEN, INC.

Dated: August 28, 2026	By:	/s/ Jamie McConnell
Jamie McConnell
Chief Financial Officer